H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 •FAX (713) 739-6112

EXHIBIT 23.2

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 21, 2022, prepared for SilverBow Resources, Inc. in the Registration Statement on Form S-8 filed on or about August 5, 2022, pertaining to the registration of shares of common stock of SilverBow Resources, Inc. under the SilverBow Resources, Inc. 2016 Equity Incentive Plan.

We further consent to references to this firm under the heading “EXPERTS.”

                            H.J. GRUY AND ASSOCIATES, INC.

                            by: /s/ Marilyn Wilson
                            Marilyn Wilson, P.E.
                            Chief Executive Officer

August 5, 2022
Houston, Texas